EXHIBIT 99.2

                          AMERICAN HOMESTAR CORPORATION
                                 (THE "COMPANY")

                       CODE OF BUSINESS CONDUCT AND ETHICS

                            ADOPTED DECEMBER 17, 2002

INTRODUCTION

     American Homestar Corporation has a long-standing commitment to conduct our business in compliance with all applicable laws and regulations and in accordance with the highest ethical principles. Among our guiding principles are honesty, integrity and quality in all that we do. This Code of Business Conduct and Ethics (the "Code") has been provided to our employees in order to assist them in meeting our legal and ethical obligations.

     This Code sets forth standards of conduct for all officers, directors and employees of the Company and its subsidiary companies, including all full and part-time employees and certain persons that provide services on our behalf, such as agents. Throughout this Code, the term "Company" is used to refer to the enterprise as a whole, to each person within it, and to any person who represents the Company.

     This Code covers a wide range of business practices and procedures, but should be read in conjunction with the Company's Employee Handbook. This Code does not cover every issue that may arise, but it sets out basic principles to guide all employees of the Company. All of our employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with this Code. If any aspect of this Code is unclear to you, or if you have any questions or face dilemmas that are not addressed, you should ask your supervisor how to handle the situation. Because this Code discusses both our legal and ethical responsibilities, non-compliance with certain aspects of this Code could result not only in disciplinary action, but may also subject the individual offender and the Company to civil and/or criminal liability.

     If you are in, or aware of, a situation which you believe may violate or lead to a violation of this Code, follow the guidelines described in Section 14 of this Code.

     As required by law, rule or regulation, this Code shall be made available to the public.

1.   COMPLIANCE WITH LAWS, RULES AND REGULATIONS

     Obeying the law, both in letter and in spirit, is the foundation on which American Homestar Corporation's ethical standards are built. All employees must respect and obey all applicable federal laws as well as the laws of each city, county and state in which we operate. Although not all employees are expected to know the details of every law, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

2.   CONFLICTS OF INTEREST

     A "conflict of interest" exists when a person's private interest interferes in any way with the interests of the Company as a whole. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guaranties of obligations of, employees and their family members may create conflicts of interest. It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer or supplier of the Company. The best policy


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is  to  avoid  any  direct  or  indirect  business connection with the Company's customers, suppliers or competitors, except on the Company's behalf and after receiving explicit authority. Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with executive level management or the individual designated in Section 14 of this Code. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of the individual designated in Section 14 of this Code.

3.   INSIDER TRADING

     Employees, officers and directors who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal. If you have any questions, please consult the Company's policy on insider trading and the individual designated in Section 14 of this Code.

4.   CORPORATE OPPORTUNITIES

     Employees, officers and directors are prohibited from taking for personal benefit any opportunity that is discovered through the use of corporate property, information or position, except for such an opportunity as to which the Board of Directors has been fully informed and has expressly found inconsistent with the Company's business objectives. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when opportunities arise. No employee, officer or director may use corporate property, information, or position for improper personal gain, and no employee may compete with the Company directly or indirectly. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

5.   COMPETITION AND FAIR DEALING

     We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee, officer and director should endeavor to respect the rights of and deal fairly with the Company's customers, suppliers, competitors and employees. No employee, officer or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice. The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be directly or indirectly offered, given, provided or accepted by any Company officer, director, employee, any family member of an employee, or any agent (acting in its capacity as such) to or from any customer, supplier or competitor of the Company unless it:

     (1)  is not a cash gift;

     (2)  is consistent with customary business practices;

     (3)  is not excessive in value;

     (4)  cannot reasonably be construed as a bribe or payoff; and

     (5)  does not violate any laws or regulations.


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Please discuss with your supervisor any gifts or proposed gifts that you are not certain  are  appropriate.

6.   DISCRIMINATION AND HARASSMENT

     The diversity of the Company's employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Examples of discrimination and harassment include, but are not limited to, derogatory comments based on race, religion, sex, ethnicity, age, disability or other similar characteristics, as well as unwelcome sexual advances or requests for sexual favors. Please refer to your employee handbook for more information on discrimination and harassment.

7.   HEALTH AND SAFETY

     The Company strives to provide each employee with a safe and healthy work environment. Each employee has a responsibility to maintain a safe and healthy workplace for all other employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions. Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of alcohol or illegal drugs. The use of alcohol and/or illegal drugs in the workplace creates serious health and safety risks and will not be tolerated. The use, sale, transfer, or possession of alcohol, illegal drugs, or other illegal substances is strictly prohibited while on Company property or while conducting business on behalf of the Company. This prohibition also includes illegal or improper use of controlled substances. Reporting to work while impaired by any such substance is also strictly prohibited.

8.   RECORD-KEEPING

     The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported. Many employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense may be legitimately charged to the Company, ask your supervisor. All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions and must conform both to applicable legal requirements and to the Company's system of internal controls. Unrecorded or "off the books" funds or assets must not be maintained. Periodic and other reports (financial and otherwise) to federal, state and local government agencies must present a full, fair, accurate, timely and understandable disclosure of the Company. Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that may be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company's record retention policies.

9.   CONFIDENTIALITY AND PROTECTION OF COMPANY ASSETS

     Employees, officers and directors must maintain the confidentiality of confidential information entrusted to them by the Company, its customers, partners or business associates, except when disclosure is authorized by a supervisor or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or which might be harmful to the Company or its customers, partners, or business associates if disclosed. It includes information that suppliers and customers have entrusted to us or that the Company has obligated itself to maintain in confidence. The obligation to preserve confidential information continues even after employment with the Company ends.

     Employees are obligated to protect the Company's assets, including its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary


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information  and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or criminal penalties.


10.  PROPER USE OF COMPANY ASSETS

     All employees, officers and directors should endeavor to protect the Company's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company's profitability. All Company assets should be used only for legitimate business purposes. Any suspected incidence of fraud or theft should be immediately reported for investigation. Company charge accounts, credit cards, bank accounts and other resources are strictly limited to Company use; personal charges on Company accounts are prohibited, though nominal personal charges that occur in connection with, and are incidental to, a legitimate business purpose may be permitted if they are promptly reported and reimbursed in accordance with Company policy. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

11.  PAYMENTS TO GOVERNMENT PERSONNEL

     The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country. In addition, the U.S. government has a number of laws and regulations regarding business gratuities that may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, have similar rules. Consult your supervisor if you have any questions.

12.  WAIVERS OF THIS CODE OF BUSINESS CONDUCT AND ETHICS

     Changes in or waivers of this Code may be made only by the Board of Directors of the Company, or, in the case of any change in or waiver of this Code for the principal executive officer, principal financial officer, principal accounting officer, controller or persons performing such functions ("Principal Officers"), only by the independent directors on the Board of Directors of the Company. All changes in or waivers of this Code for Principal Officers will be promptly disclosed as may be required by law or stock exchange regulations.

13.  REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

     Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. Employees, officers and directors are required to report any violations of laws, rules, regulations or this Code in accordance with Section 14. It is the policy of the Company not to allow retaliation or retribution for reports of misconduct by others made in good faith by employees. "Good faith" does not mean that you have to be right - but it does mean that you believe that you are providing truthful information. Employees are expected to cooperate in internal investigations of misconduct.

14.  COMPLIANCE PROCEDURES

     We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know the difference between proper and improper behavior and conduct. Since we cannot anticipate every situation that will arise, it is important that you and the Company have a way to approach a new question or problem. These are steps to keep in mind:

     - Make sure you have all the facts. In order to reach proper solutions, we must be as fully informed as possible.


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     -         Ask  yourself:  What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense.

     - Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

     - Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor's responsibility to help solve problems.

     - Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it with the Company's Chief Financial Officer, by calling 281-334-9700. If you prefer to write, address your concerns to: Chief Financial Officer, American Homestar Corporation, 2450 South Shore Boulevard, Suite 300, League City, Texas 77573. If circumstances make you feel uncomfortable about reporting concerns to the Chief Financial Officer you can contact the Chief Executive Officer through the same phone number and at the same address. If your concerns involve the Chief Financial and/or Chief Executive Officer then you should contact the Chairman of the Audit Committee of the Board of Directors. Please call the Company's outside general counsel at (713) 951-5800 for contact information.

     - You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation or retribution of any kind against employees for good faith reports of ethical violations.

     - Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.


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15.  HOW TO SUGGEST CHANGES TO THIS CODE OF BUSINESS CONDUCT AND ETHICS

     When you have suggestions for changes in this Code, please submit them properly, as indicated below, while they are fresh in mind. The form below is included for your convenience in submitting recommendations for changes via mail. If you prefer, you may use your own words, stationary, and format.

     To:      Code of Business Conduct and Ethics Review
              ATTN: Chief Financial Officer
              2450 South Shore Boulevard, Suite 300
              League City, Texas 77573

     I recommend the following change(s) to be made in this Code of Business Conduct and Ethics:

     Section on page _________

     Comments:





THIS CODE SETS FORTH GUIDELINES WHICH ALL OFFICERS, DIRECTORS AND EMPLOYEES WILL BE REQUIRED TO FOLLOW AND ANY FAILURE TO COMPLY WITH THIS CODE MAY RESULT IN TERMINATION. HOWEVER, NOTHING IN THIS CODE SHALL BE CONSTRUED TO CREATE A CONTRACTUAL RIGHT TO EMPLOYMENT WHERE NONE PREVIOUSLY EXISTED OR SHALL IN ANY WAY ALTER THE AT-WILL NATURE AN EMPLOYEE'S EMPLOYMENT.

     THE COMPANY RESERVES THE RIGHT TO AMEND, ALTER, OR TERMINATE THIS CODE OR ITS POLICIES AT ANY TIME FOR ANY REASON.


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ACKNOWLEDGEMENT:

     I have read and understand the Code of Business Conduct and Ethics of American Homestar Corporation (the "Code"), and I agree to abide by this Code. I understand that compliance with the Code is a condition of my continuing employment with the Company. I further understand that I have the duty and obligation to report any questionable practices, about which I have knowledge, to my supervisor or to the Company's Chief Financial Officer or Chief Executive Officer or to the Chairman of the Audit Committee of the Board of Directors as applicable, and I understand that I may report ethical violations in confidence and without fear of retaliation. I understand that if my situation requires that my identity be kept secret, my anonymity will be protected, and that the Company does not permit retaliation or retribution of any kind against employees for good faith reports of ethical violations.



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Employee Name (Printed)


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Employee Signature


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Date


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